EXHIBIT 99.1

NEWS RELEASE	For further information contact:
April 27, 2006	Daniel L. Krieger, Chairman & President
(515) 232-6251

Ames National Corporation Holds Annual Meeting:
A New Chief Operating Officer is Announced

Ames National Corporation held its annual meeting at Reiman Gardens on Wednesday, April 26, 2006. Shareholders received a presentation of 2005 Company highlights, including the 2005 and March 31, 2006 financial results. In addition, affiliate bank presidents presented highlights to shareholders regarding the accomplishments and financial results of their respective banks. 2005 affiliate bank highlights included: the approval of a new branch office of First National Bank in Ankeny, Iowa, the announcement that First National Bank and Boone Bank & Trust Co. both placed in the top 20 of “C” Corporation Banks in the State of Iowa based on Return on Assets (ROA) and Return on Equity (ROE), and the review of the Company’s record level of loans reached in the fourth quarter of 2005.

Thomas H. Pohlman was named Executive Vice President and Chief Operating Officer (COO) of Ames National Corporation. Pohlman currently serves as President of First National Bank, Ames National Corporation’s lead bank. He joined First National Bank in 1998 after spending over 20 years in banking. Prior to joining First National Bank, Pohlman served as President of State-Wide Banking at Norwest Bank, Iowa. He brings a level of proven banking experience and knowledge to the Corporation. Pohlman will assume his new role as COO on July 1, 2006.

Finally, three directors, Robert L. Cramer, James R. Larson II and Warren R. Madden, were re-elected for three-year terms to the Ames National Corporation Board.

Robert L. Cramer is the past president of Fareway Stores, a privately owned company operating 89 grocery stores through Iowa, Illinois and Nebraska. He joined the Corporation Board in 2003 and is a member of the Audit Committee. Cramer has also served on the Boone Bank & Trust Co. Board of Directors since 1999.

James R. Larson II is president of Larson Development Corporation. He was elected to the Company Board in 2000 and currently serves as the chair of the Compensation Committee. Larson is also a board member at First National Bank. He has served on that Board since 1994.

Warren R. Madden is vice president for Business and Finance at Iowa State University. He has served on the Corporation Board since 2003 and is a member of the Audit Committee.

Other directors are Marvin J. Walter, Frederick C. Samuelson, Dr. Charles D. Jons, Betty Baudler Horras, Douglas C. Gustafson and Daniel L. Krieger.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Corporation affiliate banks include: First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown. Additional information about Ames National Corporation can be found at www.amesnational.com.